EXHIBIT 99.1

GSI Technology, Inc. Reports Fourth Quarter and Fiscal Year 2023 Results

SUNNYVALE, Calif., May 16, 2023 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT), developer of the Gemini® Associative Processing Unit (APU) for AI and high-performance parallel computing (HPPC) and a leading provider of high-performance memory solutions for the networking, telecommunications and military markets, today reported financial results for its fourth fiscal quarter and fiscal year ended March 31, 2023.

Fourth Quarter and Fiscal Year 2023 Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Mar. 31, 2023	Dec. 31, 2022	Mar. 31, 2022	Mar. 31, 2023	Mar. 31, 2022
Net revenues	$5,381	$6,447	$8,731	$29,691	$33,384
Gross margin (%)	55.9%	57.5%	58.6%	59.6%	55.5%
Operating expenses	$6,879	$8,495	$8,059	$33,488	$34,890
Operating loss	$(3,872)	$(4,789)	$(2,943)	$(15,807)	$(16,353)
Net loss	$(3,962)	$(4,812)	$(3,011)	$(15,977)	$(16,368)
Net loss per share, diluted	$(0.16)	$(0.20)	$(0.12)	$(0.65)	$(0.67)

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “Our focus for Gemini-I has been sharpened to prioritize near-term opportunities for applications, such as SAR and satellites, where we have a superior solution, an understanding of the market, and know whom we can support and help with our offering. Another near-term focus is vector search engines, where our APU plug-in has demonstrated enhanced performance. To this end, we have dedicated more resources and prioritized the target customers that are interested in leveraging our solution. Additionally, we are improving Searchium AI's SaaS platform to support our go-to-market strategy for search and also advancing our L-Python compiler stack to expand future Gemini-I opportunities. Our L-Python software stack is designed to provide both Python's development advantages and C's high performance. Although our priority opportunities do not require a compiler, we have a beta version in use and are on track to release a production-ready version later this year.”

Mr. Shu continued, “We are on track to complete the tape-out for Gemini-II this summer and evaluate the first silicon chip by the end of 2023. We aim to bring this solution to market in the second half of 2024, offering exceptional performance improvements with reduced power consumption and latency. These features will expand the addressable market for the APU to larger markets such as edge applications, Fast Vector Search, and advanced driver-assistance systems. Recently, we were granted a new patent (US 11,604,850) for Gemini-II's in-memory full adder, which, in combination with the 100MB processing SRAM, delivers a sustainable 1,400 Tera bits per second operations at 1.4GHz. This combination provides a best-in-class solution for AI applications like Fast Vector Search, a growing market driven by the proliferation of big data and the need for fast and accurate processing. We are having discussions with a leading AI innovator on Gemini-II’s capacity to accelerate Large Language Models, which further validates the potential value of our technology.”

Mr. Shu concluded, “Our fourth quarter revenue of $5.4 million was within our guidance range. The decline in revenue from the prior quarter reflects the impact of fluctuating customer order patterns related to the macroeconomic environment and, in some cases, inventory rationalization. The fourth quarter gross margin exceeded our guidance, primarily due to product mix. We ended the year with $30.6 million in cash, cash equivalents, and short-term investments. We have implemented our cost reduction programs and are moving ahead with the team fully committed to the success of the APU. As we move forward, we will look at additional opportunities to enhance our cash position.”

Commenting on the outlook for GSI’s first quarter of fiscal 2024, Mr. Shu stated, “Current expectations for the upcoming fiscal first quarter are net revenues in a range of $5.0 million to $5.8 million, with gross margin of approximately 57% to 59%.”

Fiscal Year 2023 Summary Financials

For the fiscal year ended March 31, 2023, the Company reported a net loss of $(16.0 million), or $(0.65) per diluted share, on net revenues of $29.7 million, compared to a net loss of $(16.4 million), or $(0.67) per diluted share, on net revenues of $33.4 million in the fiscal year ended March 31, 2022. Gross margin for fiscal 2023 was 59.6%, compared to 55.5% in the prior year. The increase in gross margin was primarily due to product mix.

Total operating expenses were $33.5 million in fiscal 2023, compared to $34.9 million in fiscal 2022. Research and development expenses were $23.6 million, compared to $24.7 million in the prior fiscal year. Selling, general and administrative expenses were $9.9 million, compared to $10.2 million in fiscal 2022. The decline in research and development expenses was primarily due to the cost reduction measures announced by the Company in November 2022.

The operating loss for fiscal 2023 was $(15.8 million) compared to an operating loss of $(16.4 million) in the prior year. The fiscal 2023 net loss included interest and other income of $202,000 and a tax provision of $372,000, compared to $(60,000) in interest and other expense and a tax benefit of $45,000 a year ago.

Fourth Quarter Fiscal Year 2023 Summary Financials

The Company reported a net loss of $(4.0 million), or $(0.16) per diluted share, on net revenues of $5.4 million for the fourth quarter of fiscal 2023, compared to a net loss of $(3.0 million), or $(0.12) per diluted share, on net revenues of $8.7 million for the fourth quarter of fiscal 2022 and a net loss of $(4.8 million), or $(0.20) per diluted share, on net revenues of $6.4 million for the third quarter of fiscal 2023. Gross margin was 55.9% in the fourth quarter of fiscal 2023 compared to 58.6% in the prior-year period and 57.5% in the preceding third quarter. The decrease in gross margin in the fourth quarter of 2023 was primarily due to the effect of lower revenue on the fixed costs in our cost of goods.

In the fourth quarter of fiscal 2023, sales to Nokia were $1.2 million, or 21.8% of net revenues, compared to $2.0 million, or 23.1% of net revenues, in the same period a year ago and $1.3 million, or 20.0% of net revenues, in the prior quarter. Military/defense sales were 44.2% of fourth quarter shipments compared to 22.3% of shipments in the comparable period a year ago and 26.2% of shipments in the prior quarter. SigmaQuad sales were 46.3% of fourth quarter shipments compared to 47.6% in the fourth quarter of fiscal 2022 and 45.2% in the prior quarter.

Total operating expenses in the fourth quarter of fiscal 2023 were $6.9 million, compared to $8.1 million in the fourth quarter of fiscal 2022 and $8.5 million in the prior quarter. Research and development expenses were $5.0 million, compared to $6.5 million in the prior-year period and $5.5 million in the prior quarter. Selling, general and administrative expenses were $1.9 million in the quarter ended March 31, 2023, compared to $1.5 million in the prior-year quarter and $3.0 million in the previous quarter.

Fourth quarter fiscal 2023 operating loss was $(3.9 million) compared to an operating loss of $(2.9 million) in the prior-year period and an operating loss of $(4.8 million) in the prior quarter. Fourth quarter fiscal 2023 net loss included interest and other income of $101,000 and a tax provision of $191,000, compared to $(47,000) in interest and other expense and a tax provision of $21,000 for the same period a year ago. In the preceding third quarter, net loss included interest and other income of $61,000 and a tax provision of $84,000.

Total fourth quarter pre-tax stock-based compensation expense was $515,000 compared to $714,000 in the comparable quarter a year ago and $654,000 in the prior quarter.

At March 31, 2023, the Company had $30.6 million in cash, cash equivalents, and short-term investments and no long-term investments, compared to $44.0 million in cash, cash equivalents, and short-term investments and $3.3 million in long-term investments at March 31, 2022. Working capital was $34.7 million as of March 31, 2023, versus $45.8 million at March 31, 2022, with no debt.   Stockholders’ equity as of March 31, 2023, was $51.4 million compared to $64.5 million as of the fiscal year ended March 31, 2022.

Conference Call

GSI Technology will review its financial results for the quarter and fiscal year ended March 31, 2023, and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, May 16, 2023. To participate in the call, please dial 1-800-584-2088 in the U.S. or 1-212-231-2913 for international approximately 10 minutes prior to the above start time and provide Conference ID 22026695. You may also listen to the teleconference live at www.gsitechnology.com, where the event will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI's resources are focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-I, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products; GSI Technology’s ability to successfully implement its cost- reduction initiatives; the impact of GSI Technology’s cost-reduction initiatives on its business and operations, including any possible disruption of GSI Technology’s business, and the failure to realize the anticipated benefits of its cost-reduction initiatives; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant SRAM products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as rising interest rates, worldwide inflationary pressures, bank failures, military conflicts, significant fluctuations in energy prices and declines in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Investor Relations
Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Ricca Silverio
(415) 348-2724
gsi@finnpartners.com

Company
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2023	2022	2022	2023	2022

Net revenues	$5,381	$6,447	$8,731	$29,691	$33,384
Cost of goods sold	2,374	2,741	3,615	12,010	14,847

Gross profit	3,007	3,706	5,116	17,681	18,537

Operating expenses:

Research & development	5,007	5,529	6,510	23,550	24,672
Selling, general and administrative	1,872	2,966	1,549	9,938	10,218
Total operating expenses	6,879	8,495	8,059	33,488	34,890

Operating loss	(3,872)	(4,789)	(2,943)	(15,807)	(16,353)

Interest and other income (expense), net	101	61	(47)	202	(60)

Loss before income taxes	(3,771)	(4,728)	(2,990)	(15,605)	(16,413)
Provision (benefit) for income taxes	191	84	21	372	(45)
Net loss	$(3,962)	$(4,812)	$(3,011)	$(15,977)	$(16,368)

Net loss per share, basic	$(0.16)	$(0.20)	$(0.12)	$(0.65)	$(0.67)
Net loss per share, diluted	$(0.16)	$(0.20)	$(0.12)	$(0.65)	$(0.67)

Weighted-average shares used in computing per share amounts:

Basic	24,685	24,621	24,484	24,595	24,303
Diluted	24,685	24,621	24,484	24,595	24,303

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2023	2022	2022	2023	2022

Cost of goods sold	$39	$54	$56	$202	$248
Research & development	246	328	372	1,316	1,676
Selling, general and administrative	230	272	286	951	1,069
	$515	$654	$714	$2,469	$2,993

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2023	March 31, 2022
Cash and cash equivalents	$27,212	$36,971
Short-term investments	3,363	6,992
Accounts receivable	3,471	4,518
Inventory	6,415	4,655
Other current assets	1,414	1,555
Net property and equipment	7,423	7,359
Long-term investments	0	3,345
Other assets	10,578	11,027
Total assets	$59,876	$76,422

Current liabilities	$7,202	$8,861
Long-term liabilities	1,302	3,110
Stockholders' equity	51,372	64,451
Total liabilities and stockholders' equity	$59,876	$76,422